Exhibit 10.1

AGREEMENT

          This Agreement (the "Agreement") is made and entered into as of April 27, 2001 (the "Effective Date") between UAL Corporation, United Air Lines, Inc. (hereinafter referred to as "United") and Douglas A. Hacker ("Employee") and is intended to set forth the parties' understanding regarding certain compensation and benefit opportunities if, and only if, Employee is employed on the dates set forth below.

  Supplemental Retirement Plan Participation Credit.
    Phase One.  If Employee remains employed with United or its subsidiaries until he attains age 50, Employee shall receive the following:
        On the date Employee attains age 50, Employee shall be credited with additional Years of Participation under the United Air Lines, Inc. Management, Administrative and Public Contract Employees Supplemental Defined Benefit Plan (the "Plan") so that his total Years of Participation (as defined under the United Airlines Management, Administrative and Public Contact Employees Defined Benefit Plan ("Qualified Plan")) will equal 25.4 Years of Participation on the date he attains age 50.
        In the event of Employee's death after the Effective Date and before the date Employee would attain age 55, the Employee shall be credited with additional Years of Participation under the Plan equal to the Years of Participation credited to him under the Qualified Plan up to the date of his death.
    Phase Two.  If Employee remains employed by United or its subsidiaries after the date he attains age 50, Employee shall receive the following:
        During the period between the date the Employee attains age 50 and the date the Employee attains age 55, Employee shall be credited with an additional month of Participation under the Plan for each month of Participation credited to him under the Qualified Plan after he attains age 50 until the date the Employee attains age 55.
        If Employee terminates his employment with United and its subsidiaries after he attains age 50 but prior to the date he attains age 55, effective on the date Employee terminates his employment, Employee shall be paid a monthly base salary equal to one percent (1%) of the Employee's monthly base salary in effect on the date Employee terminates his employment until the date Employee attains age 55 ("On-call Period").Employee's salary shall be paid on the same payroll schedule as that for then active United officers.
        During the On-call Period, Employee shall be entitled to participate in all employee benefit plans, programs or policies available to then current active officers of United in accordance with the terms of the plans, programs or policies.Employee will not be eligible to receive any future awards during the On-call Period under any equity plans or incentive plans sponsored by United or its subsidiaries.
        If Employee remains employed by United or its subsidiaries after he attains age 55, he will be credited with one-half of a month of Participation under the Plan for each month of Participation credited to him under the Qualified Plan after he attains age 55.
        In no event may Employee's participation under the Plan exceed the maximum number of Years of Participation that may be included in calculating his Accrued Benefit under the Qualified Plan.
        If Employee terminates his employment with United and its subsidiaries after he attains age 55, his benefits under the Plan will be paid without any reduction for early commencement of benefits. In the event of Employee's death after he attains age 55 while he is still actively employed, his surviving spouse shall be entitled to survivor benefits under the Plan (if she otherwise qualifies) without any reduction for early commencement of benefits.
    To the extent a benefit cannot be paid from the Qualified Plan, the balance of any benefit due the Employee pursuant to this Agreement shall be payable from the Plan.
  Non-Assignability; Assignment in the Event of Acquisition or Merger.  This Agreement and the benefits hereunder may not be assigned or transferred, by operation of law or otherwise, except that the rights and obligations of United under this Agreement shall automatically be deemed to be assigned by United to any corporation or entity into which United may be merged or consolidated or to any other successor corporation of United.
  Severability.  If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or application in accordance with the essential intent of this Agreement, and to this end the provisions of this Agreement are declared to be severable.
  Confidentiality. Executive agrees to keep the terms of and circumstances surrounding this Agreement and of his working arrangement, as defined herein, confidential except that the source and amount of his income may be revealed as necessary for tax, loan purposes and the like.
  Superseded Prior Agreement(s).  This Agreement supersedes and voids any prior oral or written agreement relating in any way to the subject matter hereof which may have been entered into between the parties hereto, but excluding restricted stock agreements, stock option agreements entered into between Employee and UAL under the UAL Corporation 1981 Incentive Stock Plan and the UAL Corporation 2000 Incentive Stock Plan, or the NewVentures Long Term Incentive Plan.  Any change to this Agreement after the Effective Date shall be in writing and shall be executed by Employee and United.
  Expiration of this Agreement.  This Agreement shall expire on the earliest to occur of (i) Employee's cessation of employment from United for any reason, (ii) Employee's death, and (iii) satisfaction of United's payment obligations pursuant to Section 1 hereof.
  Applicable Law; Arbitration.  This Agreement shall be construed in accordance with the laws of the State of Illinois and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by the laws of the State of Illinois, without regard to the principles of conflicts of laws.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Chicago, Illinois in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator's award in any court having jurisdiction.  The prevailing party in such arbitration shall be awarded reasonable legal fees and costs as determined by the arbitrator.

            United and Employee, having read and understood this Agreement and, having consulted with others as appropriate, hereby agree to be bound by its terms.

             IN WITNESS WHEREOF, the parties have executed this Agreement as of April 27, 2001 at the World Headquarters of United Air Lines, Inc., 1200 East Algonquin Road, Elk Grove Township, Illinois 60007.

UAL CORPORATION and	EMPLOYEE
UNITED AIR LINES, INC.

By: /s/ James E. Goodwin	/s/ Douglas A. Hacker
James E. Goodwin	Douglas A. Hacker
Its: Chairman and Chief Executive Officer